Exhibit 99.1

Report of Ernst & Young on Perrigo Profit Forecast

Ernst & Young LLP 5 Times Square New York, NY 10036-6530	Tel: +1 212 773 3000 Fax: +1 212 773 6350 ey.com

25 September 2013

The Directors

Perrigo Company

515 Eastern Avenue

Allegan, Michigan 49010

USA

Barclays Bank Plc

5 The North Colonnade

Canary Wharf

London E14 4BB

Attention: Punit Mehta

Dear Sirs

We refer to the profit forecast comprising the statements made by Perrigo Company (the “Company”) in respect of the earnings per share and adjusted earnings per share, for the year ending 28 June 2014 (the “Profit Forecast”) set out in the Company’s 4Q13 earnings announcement dated 15 August 2013. The bases and assumptions upon which the Profit Forecast is based are set out in the appendix hereto. This report is required by Rule 28.3(a) of the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) (the “Rules”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the managing directors of the Company to prepare the Profit Forecast in accordance with the requirements of the Rules.

It is our responsibility to form an opinion as required by the Rules as to the proper compilation of the Profit Forecast and to report that opinion to you.

Save for any responsibility that we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with, this report.

Basis of preparation of the Profit Forecast

The basis of preparation of the Profit Forecast by the Company as represented by you is set out in the appendix which forms part of this report. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Company.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Company. Whilst the assumptions upon which the Profit Forecast are based (the “Assumptions”) are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the Assumptions, which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material Assumption appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the Assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, the Profit Forecast has been properly compiled on the basis of the Assumptions as set within the Report and the basis of accounting used is consistent with the accounting policies of the Company.

Yours faithfully,

Ernst & Young LLP

Appendix

PERRIGO PROFIT FORECAST

1. General

Perrigo issued the following guidance in a public statement within its earnings release on August 15, 2013 (the “Perrigo Profit Forecast”): Excluding the potential impact of the acquisition of Elan, Perrigo expects reported earnings for standalone Perrigo to be between $5.51 and $5.76 per diluted share as compared to $4.68 in fiscal 2013 and adjusted earnings to be between $6.35 and $6.60 per diluted share as compared to $5.61 in fiscal 2013. This range implies a year-over-year growth rate in adjusted earnings of 13% to 18% over fiscal 2013’s adjusted earnings per diluted share.

The Perrigo Profit Forecast constitutes a profit forecast for the purposes of Rule 28 of the Irish Takeover Rules.

2. Basis of preparation

The Perrigo Profit Forecast has been prepared on a basis consistent with the accounting policies adopted by Perrigo which are in accordance with U.S. GAAP, as applicable, and those adopted in the preparation of financial statements for fiscal year 2013, and those expected to be adopted in the financial statements for fiscal year 2014.

The Perrigo Profit Forecast does not take into account any effects of the proposed acquisition of Elan (including any costs related to the completion of the transaction).

3. Assumptions

The Perrigo Directors have approved the Profit Forecast on the basis of the following assumptions:

Specific assumptions included in the plan adopted by the Perrigo Directors:

•	Revenues earned by Perrigo will grow over the levels achieved in fiscal year 2013 by 12%—16% for all of fiscal year 2014. Revenues attributable to new products will be approximately $190 million.

The assumed revenue growth rates, and the corresponding gross and operating margins by segment and for consolidated Perrigo are laid out below:

Segment Index	FY13A revenue	FY 14F Year over year revenue growth rate	FY14F Adjusted gross margin	FY14F Adjusted operating margin
CHC	$2,089	10% - 14%	33% - 37%	18% - 22%
Nutritionals	$508	8% - 12%	26% - 30%	12% - 16%
Rx	$710	25% - 29%	58% - 62%	46% - 50%
API	$159	3% - 8%	52% - 56%	32% - 36%
Consolidated Perrigo	$3,540	12% - 16%	38% - 42%	23% - 25%

Consolidated Perrigo FY13A			38.5%	22.8%

•	There will be no acquisitions, dispositions, partnerships or in-license transactions or any changes to Perrigo’s existing capital structure, business model, partnerships or in-license transactions during fiscal year 2014.
•	The adjusted tax rate will be between 30% - 32%.
•	There will be no material share repurchases, or issuances, in determining weighted average number of diluted shares.

Factors outside the influence or control of Perrigo and the Perrigo Directors:

•	There will be no material change in the ownership or control of Perrigo pursuant to the Elan transaction or otherwise.
•	There will be no changes beyond what has already been contemplated, in general trading conditions, economic conditions, competitive environment or levels of demand, in the countries in which Perrigo operates or trades which would materially affect Perrigo’s business.
•	Partners in joint ventures and other business collaborations will perform as expected in the forecast.
•	There will be no business interruptions that materially affect Perrigo, its major suppliers or major customers by reason of technological faults, natural disasters, industrial disruption, civil disturbance or government action.
•	There will be no material changes in the price of raw materials, freight, energy, and labor costs from those used in the forecast.
•	There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements that would have a material impact on Perrigo.
•	There will be no material adverse events that affect Perrigo’s key products, including any delays in FDA approvals, competition from new generic variants, product recalls, product liability claims or discovery of previously unknown side effects.